EXHIBIT 99.1

PRESS RELEASE

                                    Contact:
                                    Amy Ford
                                    Director of Investor Relations
                                    Cabot Microelectronics Corporation
                                                                            (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS
RESULTS FOR FOURTH QUARTER AND FULL FISCAL YEAR 2008
•	Annual Revenue Growth of 11 Percent
•	Annual EPS Growth of 15 Percent
•	Annual Cash Flow from Operations of $71 million

AURORA, IL, October 23, 2008 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries to the semiconductor industry, today reported financial results for its fourth quarter and full fiscal year 2008, which ended September 30.

Total revenue during the fourth fiscal quarter was $90.2 million, net income was $8.2 million, and diluted earnings per share were $0.36.  For the full year, total revenue was $375.1 million, net income was $38.3 million, and diluted earnings per share were $1.64.  Cash flow from operations for full fiscal 2008 was $70.8 million.  Cash and short term investments totaled $226.4 million as of September 30, 2008 and the company has no outstanding borrowings.

“We are pleased with the solid performance we achieved across the company in fiscal 2008, particularly with our growing pads business and the progress we made in each of our CMP slurry applications,” said William Noglows, Chairman and CEO of Cabot Microelectronics. “We believe this year’s growth, amid an uncertain economic environment, is a tribute to our employees’ continued diligent focus and successful execution of our key initiatives of Technology Leadership, Operations Excellence, and Connecting with Customers.”

“We aim to continue the break-out momentum we achieved in fiscal 2008 in our pads business, which generated over $15 million in revenue this year,” continued Mr. Noglows.  “We remain encouraged by the continued strong customer pull for our pads and the progress we made toward optimizing our pad manufacturing processes.”

Key Financial Information

Fourth fiscal quarter total revenue of $90.2 million was essentially equal to the same quarter last year and represents a 7.1 percent decrease from the $97.0 million reported last quarter.  During the quarter, the company began to experience some softening in orders as key customers appeared to lower production in response to reduced end-use demand.  Revenue decreased sequentially for all business areas except sales of polishing pads, which increased 21.0 percent from last quarter.

Total revenue for the full fiscal year was $375.1 million, which represents a 10.9 percent increase from the previous fiscal year.  This increase was driven by higher demand for the company’s core CMP consumables products for semiconductor applications, which included a nearly $15 million increase in sales of polishing pads.  Revenue for the company’s data storage and engineered surface finishes (ESF) businesses declined from last year.

Gross profit, expressed as a percentage of revenue, was 46.6 percent this quarter, which was down from 49.1 percent in the same quarter a year ago and 46.8 percent last quarter.  Compared to the year ago quarter, gross profit percentage decreased due to the effect of foreign exchange rate changes, increased logistics costs associated with higher energy prices, and higher fixed costs related to the company’s pads business; these effects were partially offset by a higher valued product mix.  Compared to the previous quarter, the slight gross profit percentage decrease was primarily due to a lower valued product mix and increased logistics costs, partially offset by lower manufacturing costs.

Gross profit for the full fiscal year was 46.5 percent of revenue, which is consistent with the company’s full fiscal year guidance range of 46 to 48 percent of revenue.  Gross profit decreased from 47.3 percent of revenue reported in fiscal 2007 primarily due to higher fixed manufacturing costs and lower manufacturing yields, both related to the company's new pads business, as well as the effect of foreign exchange rate changes.  These effects were partially offset by a higher valued product mix.  Excluding the impact on the company’s gross profit associated with its emerging polishing pads business, gross profit percentage would have been slightly higher in fiscal 2008 than in fiscal 2007.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $31.7 million in the fourth fiscal quarter, which was in line with the company’s expectations.  Operating expenses were $1.4 million higher than the $30.3 million reported in the same quarter a year ago, driven primarily by increased expenses for clean room materials and higher professional fees, including fees related to intellectual property enforcement.  Operating expenses were $0.8 million lower than the $32.5 million reported in the previous quarter, mostly due to lower travel expenses and professional fees.

For the full year, operating expenses were $125.0 million, which represents a 9.5 percent increase from the $114.2 million reported in fiscal 2007.  Nearly half of this increase was driven by higher costs to enforce the company’s intellectual property.  In addition, the company incurred higher staffing related costs and travel expenses, which were partially offset by lower costs for materials used in its clean room activities.

Net income for the quarter was $8.2 million, down from $10.2 million in the same quarter last year, primarily due to higher manufacturing costs associated with the pads business and higher operating expenses related to intellectual property enforcement.  Net income was down from $10.0 million in the previous quarter, mainly due to lower revenue.  Net income for the full fiscal year was $38.3 million, up 13.3 percent from $33.8 million in fiscal 2007.

Diluted earnings per share were $0.36 this quarter, down from $0.43 reported in both the fourth quarter of 2007 and the third quarter of fiscal 2008.  Earnings per share for full fiscal year 2008 of $1.64 were up 15.3 percent from $1.42 in the previous fiscal year.

Mr. Noglows commented further, “Given the worldwide financial situation and its expected impact on consumer and business spending, it appears that fiscal 2009 will bring a challenging economic and industry environment.  However, we believe our significant CMP infrastructure and scale, combined with our low capital intensity and solid balance sheet, make us a strong player in the CMP consumables industry, and well positioned for continued success through industry cycles.  In fiscal 2009, we plan to continue to execute our strategy, invest in the growth areas of our business, and actively manage costs, while capitalizing on the unique opportunities that may arise in a soft industry environment to enhance our competitive position.”

CONFERENCE CALL
Cabot Microelectronics Corporation’s quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The live conference call will be available via webcast from the company’s website, www.cabotcmp.com, or by phone at (866) 362-4666.  Callers outside the U.S. can dial (617) 597-5313.  The conference code for the call is 95391804.  A replay will be available through November 20, 2008 via webcast at www.cabotcmp.com.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP slurries used in semiconductor and data storage manufacturing. The company's CMP slurry and pad products play a critical role in the production of the most advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  Since becoming an independent public company in 2000, the company has grown to approximately 800 employees on a global basis.  The company is also leveraging its expertise in CMP slurry formulation, materials and polishing techniques developed for the semiconductor industry and applying it to demanding surface modification applications where shaping, enabling and enhancing the performance of surfaces is critical to success. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Amy Ford, Director of Investor Relations at (630) 499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations.  These forward-looking statements include statements related to: future sales and operating results; company and industry growth or trends; growth of the markets in which the company participates; international events or various macroeconomic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the acquisition of or investment in other entities; uses and investment of the company’s cash balance; and the construction of facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2008 and in the company’s annual report on Form 10-K for the fiscal year ended September 30, 2007, both filed with the SEC.  Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Twelve Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2008	2008	2007	2008	2007

Revenue	$90,156	$97,047	$90,379	$375,069	$338,205

Cost of goods sold	48,141	51,638	45,983	200,596	178,224

Gross profit	42,015	45,409	44,396	174,473	159,981

Operating expenses:

Research, development & technical	12,572	12,730	12,209	49,155	49,970

Selling & marketing	7,914	7,176	6,518	28,281	24,310

General & administrative	11,258	12,642	11,584	47,595	39,933

Total operating expenses	31,744	32,548	30,311	125,031	114,213

Operating income	10,271	12,861	14,085	49,442	45,768

Other income, net	885	1,239	1,320	5,448	3,606

Income before income taxes	11,156	14,100	15,405	54,890	49,374

Provision for income taxes	2,939	4,120	5,246	16,552	15,538

Net income	$8,217	$9,980	$10,159	$38,338	$33,836

Basic earnings per share	$0.36	$0.43	$0.43	$1.64	$1.42

Weighted average basic shares outstanding	23,023	23,132	23,783	23,315	23,748

Diluted earnings per share	$0.36	$0.43	$0.43	$1.64	$1.42

Weighted average diluted shares outstanding	23,085	23,163	23,847	23,348	23,754

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	September 30,	September 30,
	2008	2007
ASSETS:

Current assets:
Cash, cash equivalents and short-term investments	$226,417	$212,472
Accounts receivable, net	41,630	52,302
Inventories, net	47,466	37,266
Other current assets	15,079	8,714
Total current assets	330,592	310,754

Property, plant and equipment, net	115,843	118,454
Other long-term assets	31,002	25,921
Total assets	$477,437	$455,129

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$13,885	$15,859
Capital lease obligations	1,129	1,066
Accrued expenses, income taxes payable and other current liabilities	22,787	19,638
Total current liabilities	37,801	36,563

Capital lease obligations	2,518	3,608
Other long-term liabilities	2,885	1,754
Total liabilities	43,204	41,925

Stockholders' equity	434,233	413,204
Total liabilities and stockholders' equity	$477,437	$455,129